Exhibit 12.3

Southwestern Electric Power Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31

                        1995         1994       1993       1992      1991
                                (thousands, except ratios)

Operating income      $162,776    $145,922   $118,057   $145,727  $143,317
Adjustments:
 Income taxes           41,131      20,622     37,108     31,478    39,785
 Provision for
   deferred income
   taxes                 6,287      22,248       (648)    10,258     5,566
 Deferred investment
   tax credits          (4,786)     (4,278)    (5,193)    (6,864)   (4,938)
 Other income and
   deductions              178       4,656      3,658        537     3,883
 Allowance for borrowed
   and equity funds used
   during construction   9,334       6,097      2,580        182       978
 Interest portion of
   financing leases      1,896       2,562      2,534      2,783     2,946
   Earnings           $216,816    $197,829   $158,096   $184,101  $191,537


Fixed charges:
 Interest on long-
   term debt           $44,468     $43,395    $40,958    $47,490   $48,382
 Interest on short-
   term debt and
   other                10,706       7,568      4,866      4,073     3,172
 Interest portion of
   financing leases      1,896       2,562      2,534      2,783     2,946
  Fixed charges        $57,070     $53,525    $48,358    $54,346   $54,500


Ratio of earnings
 to fixed charges         3.80        3.70       3.27       3.39      3.51